Exhibit 107

Filing Fee Table

Form F-1

(Form Type)

Linkage Global Inc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees To Be Paid	Equity	Class A ordinary shares, par value $0.00025 per share	Rule 457(c)	12,663,692	$0.2103	$2,663,174	0.00015310	$407.73
	Total Offering Amounts					$2,663,174		$407.73
	Total Fees Previously Paid							0
	Total Fee Offset							0
	Net Fee Due							$407.73

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of additional shares as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(2)	Consist of Class A ordinary shares that are issuable under the 8% OID Convertible Promissory Notes issued on September 18, 2024.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low price for the Class A ordinary shares on November 26, 2024..